Exhibit 99

5929 Baker Road, Suite 475	Phone: 952.564.3500
Minneapolis, MN 55345	Fax: 952.974.7887
Wireless Ronin Announces Workforce Reduction of 24 Percent
Minneapolis, MN — December 17, 2008 — Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a Minneapolis-based worldwide digital signage provider, today announced it has reduced its workforce by 30 people, or approximately 24 percent, including both employees and contractors.
Due to the continuing global economic decline and market conditions that have caused a slowdown in project deployment, Wireless Ronin today reduced its workforce by 24 percent, affecting its employees and contractors in both the United States and Canada. The employees and contractor base now totals 97. The Company does not expect today’s action to have any impact on Wireless Ronin’s service to its customers.
“We are further restructuring our business to decrease our expense base in fiscal year 2009 and preserve cash,” said Steve Birke, Wireless Ronin’s interim CEO. “By right sizing our organization to meet current market demand, we believe we have positioned Wireless Ronin for improved financial performance and the ability to take advantage of the market shift from manual to digital signage, when the economy stabilizes and deployments accelerate.”
Wireless Ronin expects to take a pretax severance charge in the fourth quarter of 2008 of approximately $275,000, or $.02 per basic and diluted share, relating to this workforce reduction. Wireless Ronin believes right sizing the workforce will decrease quarterly expenses by approximately $1.0 million, or $.07 per basic and diluted share, commencing in 2009.
Today’s announcement, in combination with the action that was announced on November 3, 2008, results in an approximately 40 percent total headcount reduction during the fourth quarter of 2008. The combined pretax severance charge from the two workforce reductions will total approximately $375,000, or $.03 per basic and diluted share, in the fourth quarter of 2008. As a result of the two restructurings and expected lower non-employee operating costs, the Company anticipates that ongoing quarterly expenses will decline by approximately $2.0 million, or $.13 per basic and diluted share, commencing in 2009.

About Wireless Ronin Technologies, Inc.
Wireless Ronin Technologies (www.wirelessronin.com) is the developer of RoninCast®, a complete software solution designed to address the evolving digital signage marketplace. Wireless Ronin provides clients with a complete, turnkey digital signage system which allows the ability to manage a digital signage network from one central location. The RoninCast® digital signage software suite allows for customized distribution with network management, playlist creation and scheduling, and database integration. Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, and training. The company’s common stock trades on the NASDAQ Global Market under the symbol “RNIN.”
This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products; dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, on May 9, 2008.
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CONTACT:
Brian Anderson, VP, Controller and Interim CFO
banderson@wirelessronin.com
(952) 564-3500
Linda Hofflander, VP and Chief Marketing Officer
lhofflander@wirelessronin.com
(952) 564-3562